Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Marty E. Adams	Tim Dirrim
	Chairman, President and CEO	Vice President/Corporate Communications
	Sky Financial Group, Inc.	Sky Financial Group, Inc.
	(419) 254-6182	(419) 327-6330

Sky Announces the Completion of its Acquisition of Union Federal Bank

October 18, 2006 - Bowling Green, Ohio - Sky Financial Group, Inc. (NASDAQ: SKYF) announced today the completion of its acquisition of Union Federal Bank of Indianapolis and its parent company, Waterfield Mortgage Company, Inc., Ft. Wayne, Indiana, effective October 17, 2006. Sky Financial acquired Waterfield’s retail and commercial banking business conducted primarily through Union Federal Bank. Union Federal is the fourth largest bank in Indianapolis and currently operates 42 offices, primarily in the Indianapolis metropolitan area.

Under the terms of the agreement, shareholders of Waterfield will be entitled to receive $80.07 in cash plus 4.38 shares of Sky Financial common stock for each Waterfield share. This transaction is valued at $321.5 million.

To facilitate the acquisition, Sky Financial formed a transitory subsidiary that merged with Waterfield Mortgage Company, Inc. Sky Financial expects to merge Union Federal Bank into Sky Bank, Sky Financial’s commercial banking affiliate, over the weekend of November 4-5, at which time Union Federal will convert to Sky Bank’s name, products and operating system. Union Federal offices will be operated as a new and separate region of Sky Bank, with its own regional board and regional leadership team. Waterfield’s insurance affiliate, Waterfield Insurance Agency, will be integrated into Sky Insurance some time after the bank conversion is completed.

“We are extremely pleased to have Union Federal Bank join the Sky family,” stated Marty E. Adams, chairman, president and CEO of Sky, “The Indianapolis market offers Sky significant opportunities for growth and the Union Federal organization has an important market presence and talented employees, which will be a tremendous advantage as we build our ninth banking region.”

“Our team is excited to become part of Sky Bank on November 4th,” said Kit Stolen, president of Union Federal Bank. “As we have actively engaged in our merger preparations with the Sky employees, we have discovered that Sky shares our commitment to our clients and the quality of our service. With that shared commitment and Sky’s regional structure, we can continue to assist our Central Indiana clients in meeting their financial objectives.”

Waterfield and Union Federal will add $2.2 billion in total assets and $1.8 billion in total deposits to Sky, making it the 33rd largest publicly-held bank holding company headquartered in the U.S.

About Sky Financial Group, Inc.

Sky Financial Group is an $18.1 billion diversified financial holding company with its headquarters located in Bowling Green, Ohio. Sky operates over 330 financial centers and over 400 ATMs serving communities in Ohio, Pennsylvania, Michigan, Indiana and West Virginia. Sky’s financial service affiliates include: Sky Bank, commercial and retail banking; Sky Trust, asset management services; and Sky Insurance, retail and commercial insurance agency services. Sky is located on the web at www.skyfi.com.

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